BYRNA TECHNOLOGIES INC. 8-K

Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE
CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

BYRNA TECHNOLOGIES INC.

Pursuant to Section 151 of the

Delaware General Corporation Law

Byrna Technologies Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: That the original Certificate of Designations of Series A Convertible Preferred Stock of the Corporation was filed with the Secretary of State of the State of Delaware on April 8, 2020.

SECOND: That on December 17, 2020, the Board of Directors of the Corporation, acting in accordance with the provisions of Section 141 of the DGCL, adopted the following resolutions with the effect of approving and adopting this Certificate of Amendment to the Certificate of Designations (the “Certificate of Amendment”) and authorizing and directing the officers of the Corporation, for and on behalf of the Corporation, to execute and file this Certificate of Amendment with the Secretary of State of the State of Delaware in accordance with Section 151 of the DGCL:

RESOLVED, that the Board approves the Proposed Amendment, subject to the requisite approval of the holders of the Series A Convertible Preferred Stock;

RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to take all action deemed necessary or appropriate to solicit the approval by holders of the outstanding shares of the Series A Convertible Preferred Stock with respect to the Certificate of Amendment, and that any and all such actions that may have been taken to date with respect thereto are hereby ratified, confirmed, authorized and approved in all respects; and

RESOLVED FURTHER, that, upon receipt of the approval by the holders of the outstanding shares of the Series A Convertible Preferred Stock, the officers of the Corporation be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to execute and file the Certificate of Amendment with the Secretary of State of the State of Delaware, with such changes thereto as such officers may deem necessary or appropriate, with the execution thereof to be evidence of approval of such changes.

THIRD: That Section 3(iii) of the Certificate of Designations of Series A Convertible Preferred Stock shall be amended and restated to read in its entirety as follows:

“(iii) (A) issue any securities having a preference over the Series A Preferred Stock upon a Liquidation Event (as defined below) or with respect to the right to dividends or (B) enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, if the aggregate value of such securities or such indebtedness as described in (iii)(A) and (iii)(B), in the aggregate, would exceed $7,000,000.”

FOURTH: That this Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 15th day of January, 2021.

/s/ Bryan Ganz
Bryan Ganz, Chief Executive Officer